                              EMPLOYMENT AGREEMENT

         THIS AGREEMENT is entered into this 27th day of May, 1999, by and between EWOK ACQUISITION CORP., a Massachusetts corporation (hereinafter "EWOK"), and OWEN A. DEMPSEY (hereinafter "DEMPSEY").

         WHEREAS, EWOK is proposing to acquire DEMPSEY's present employer, ENDOGEN, Inc. (hereinafter "CORPORATION") in which event the operations of EWOK and CORPORATION will merge; and

         WHEREAS, assuming said merger is consummated and the contingencies set forth in Section 8.2 below are satisfied, EWOK wishes to employ DEMPSEY as its President under the terms and conditions set forth in this Agreement; and

         WHEREAS, in such event DEMPSEY wishes to be employed by EWOK as its President under those same terms and conditions.

         NOW, THEREFORE, in consideration of the above and the promises and agreements set forth in this Agreement, the parties agree as follows:

         1.       EMPLOYMENT.

                  EWOK agrees to employ DEMPSEY and DEMPSEY accepts employment with EWOK as its President.

         2.       DUTIES AND RESPONSIBILITIES.

                  As President, DEMPSEY will devote his entire time, attention and energy to such duties, shall perform the duties and assignments usually associated with that position and such other duties and assignments, consistent with his position as President of EWOK, as may be assigned to him from to time-to-time by the Chairman of the Board of Directors of EWOK or his designee. The above notwithstanding, EWOK reserves the right following






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         the merger to change  DEMPSEY's job title after the employment date (as defined in Section 8.2 below) provided that such does not result in a substantial diminution of DEMPSEY's job responsibilities as they existed on the effective date of this Agreement.

                DEMPSEY will not during the term of this Agreement be engaged in any other business or employment (including self-employment) without the express written consent of the chairman of the Board of Directors of EWOK or his designee. However, with the advance approval of EWOK (through the Chairman of its Board of Directors or his designee), DEMPSEY may serve on the Boards of Directors of charitable organizations and/or outside corporations provided such activities do not constitute an actual or potential conflict of interest with and/or unduly interfere with the performance of DEMPSEY's duties and responsibilities hereunder.

         3.     COMPENSATION.

                3.1   Base Salary.

                      For all services rendered by DEMPSEY under this Agreement,
                EWOK will pay an initial base salary of $160,000.00 per calendar year (which shall be pro-rated for partial calendar years hereunder), payable in equal installments on a schedule consistent with EWOK's payroll practices for executive employees. EWOK shall deduct from that base salary (as well as any adjustments to base salary pursuant to Section 3.2 below) all state and federal taxes and other assessments required by law.

                3.2   Adjustments to Base Salary.

                      The Chairman of the Board of Directors of EWOK or his
                designee shall review DEMPSEY's salary and performance on an annual basis (commencing on or

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                about January 1, 2000, and on or about January 1 of each
                succeeding year while DEMPSEY remains employed by EWOK) and may, in his discretion, make increases to the base salary based upon DEMPSEY's performance in the preceding year. Adjustments to the base salary, if any, shall be effective as of January 1 of the involved year.

                3.3   Bonuses.

                      DEMPSEY shall be entitled to earn up to an additional
                $60,000.00 per calendar year in keeping with the provisions of a bonus plan which shall, hereafter, be mutually agreed upon by DEMPSEY and EWOK. The terms of that bonus plan (including eligibility factors therefor) shall be agreed upon by EWOK (through the Chairman of its Board of Directors or his designee) and DEMPSEY within ninety (90) days of the effective date of this Agreement.


                3.4   Vehicle Allowance.

                      DEMPSEY shall receive a vehicle allowance equivalent to
                the sum of $10,000.00 per calendar year (which shall be pro-rated for partial calendar years hereunder) which shall be payable as income to DEMPSEY and, therefore, subject to the deduction of all state and federal taxes and other assessments required by law.

         4.     BENEFITS AND PERQUISITES.


                  Subject to applicable federal and state tax regulations, DEMPSEY shall receive the following benefits and perquisites from EWOK:

                4.1   Insurance.

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


                      DEMPSEY shall be eligible for medical insurance (including coverage for eligible dependents), disability insurance and life insurance coverages under the same terms and conditions as those benefits are made available to similarly-situated executive employees of EWOK.

                4.2   Vacation.

                      DEMPSEY shall be entitled to paid vacation under the same
                terms and conditions as those benefits are made available to similarly-situated executive employees of EWOK. The use and scheduling of that vacation by DEMPSEY shall be consistent with requirements of his position and shall not interfere with the performance of his responsibilities as President of EWOK.

                4.3   Expense Account.

                      EWOK agrees to pay on DEMPSEY's behalf all reasonable and
                customary business-related expenses incurred by him in the provision of services under this Agreement. Included within this obligation are all customer entertainment, business travel and other expenses reasonably attributable to the provision of services under this Agreement. Payment of expense account items are subject to the approval of the Chairman of the Board of Directors (or his designee) of EWOK and should be submitted by DEMPSEY for approval on a monthly basis.


         5.     NON-DISCLOSURE/NON-COMPETITION.

                5.1   Non-Disclosure.

                      DEMPSEY recognizes and acknowledges that information
                obtained by him during the course of his employment with EWOK, its trade secrets, business and

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                customers, is confidential information. The parties to this
                Agreement further stipulate that the information referred to in
                Section 5 of this Agreement is sufficiently secret that EWOK derives economic value from the information remaining confidential and not being generally known to other persons who can obtain economic value from its disclosure or use. DEMPSEY also acknowledges that EWOK has taken precautions, such as this Agreement, to keep such information confidential. DEMPSEY will not, both during and after the termination of this Agreement (for whatever reason), disclose or communicate to any person, firm, corporation or other entity, in any manner, any trade secrets, proprietary or confidential information of EWOK, CORPORATION and/or PerBio Science AB. Such information includes, but is not limited to, the following:

                      Technical or Non-Technical Data, Formula, Patterns, Compilations, Devices, Methods, Techniques, Drawings, Processes, Customer Lists, Business and/or Marketing Development Plans or Information or other data of a similar nature or description.

                      The above provisions shall be inapplicable to the
                disclosure of information which (1) was part of the public domain prior to the effective date of this Agreement, (2) is required as part of a legal proceeding (but only to the extent that the disclosure of the information is legally compelled) and/or (3) information that becomes part of the public domain as the result of the disclosure of such information by third parties through no fault, direct or indirect, of DEMPSEY.


                5.2   Non-Competition.

                      DEMPSEY acknowledges the substantial time and effort
                expended by EWOK and CORPORATION in establishing the long-standing relationships they have with their customers. DEMPSEY agrees that during his employment with EWOK and for a period

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                of one (1) year following termination of his employment with
                EWOK (for whatever reason), he will not, directly or indirectly, either for himself or for any other person, firm, partnership, agency, corporation or other entity, compete in their lines of business with EWOK, CORPORATION, PerBio Science AB and/or its or their respective subsidiaries or affiliates for which DEMPSEY had material responsibility during the course of his employment with EWOK or CORPORATION or solicit, call upon, divert or take away or attempt to solicit, divert or take away from EWOK, CORPORATION, PerBio Science AB and/or its or their respective subsidiaries or affiliates for which DEMPSEY had material responsibility during the course of his employment with EWOK or CORPORATION any of their actual or potential customers nor assist any other person or entity in doing so within the United States of America. DEMPSEY represents that his experience and capabilities are such that he can obtain employment in a non-competitive area and that, in the event of the termination of this Agreement, enforcement of this covenant by way of injunction will not impair or prevent DEMPSEY from earning a livelihood.

                5.3   Rights and Remedies.

                      The parties further stipulate that the matters covered in
                this Agreement are important, material, confidential and gravely affect the successful conduct, business and good-will of EWOK and/or PerBio Science AB. The parties agree that EWOK and/or PerBio Science AB may enforce this Agreement by seeking equitable and injunctive relief, as well as monetary damages, attorneys' fees and costs of suit. The obligations set forth in this Section 5 shall survive the "term" or the termination of this Agreement pursuant to the provisions of Sections 6 or 7 below, for whatever reason.

                5.4   Separability.

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


                      EWOK and DEMPSEY agree that the character, duration and
                geographic scope of the provisions set forth in this Section 5 are reasonable in light of the circumstances as they exist on the date hereof. Should a decision, however, be made at a later date by a court of competent jurisdiction that the character, duration or geographic scope of said provisions is unreasonable, it is the intention and the agreement of DEMPSEY and EWOK that the provisions of this Section 5 shall be construed by the court in such a manner as to impose only those restrictions on DEMPSEY's conduct that are reasonable in light of the circumstances and as are necessary to assure to EWOK and/or PerBio Science AB the benefits provided under Section 5. If, in a judicial proceeding, a court shall refuse to enforce all of the separate promises included therein because taken together they are more extensive than necessary to assure EWOK and/or PerBio Science AB the intended benefits of Section 5, it is expressly understood and agreed by the parties hereto that the provisions of Section 5 that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding shall be deemed eliminated for purposes of such proceeding from
                Section 5.


        6.      TERM.

                The initial term of this Agreement is for a period of two (2) years, commencing on the "employment date" (as defined in Section 8.2 below) and terminating two (2) years hence, unless sooner terminated pursuant to the provisions of this Agreement. In the event that EWOK does not intend to renew this agreement upon the completion of its initial term, EWOK shall provide DEMPSEY with a minimum of ninety (90) days advance written notice prior to the expiration date of this Agreement's initial term; in the event of such advance written notice, EWOK may, in its discretion, place DEMPSEY on a leave of absence for all or any portion of that ninety (90) day period. Provided, however, that the failure to provide the notice required hereunder shall not


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         result in the extension of the term of this Agreement unless the parties have mutually agreed, in writing, to such an extension.

         7.     TERMINATION.

                7.1   Term.

                      The Agreement shall expire upon the expiration of its term unless otherwise sooner terminated by the parties' written mutual agreement or pursuant to the remaining provisions of this
                Section 7.

                7.2   Termination for Cause.

                      EWOK may terminate this Agreement prior to the expiration
                of its term for cause without further obligation to DEMPSEY hereunder. For purposes of this Agreement, "for cause" includes the following:


                (a) an intentional act of fraud, embezzlement, theft or any other material violation of the law including those involving dishonesty in connection with DEMPSEY's duties or in the course of his employment with EWOK or the commission of a felony; or

                (b)   intentional wrongful damage to material assets of EWOK; or

                (c) intentional wrongful disclosure of material confidential information of EWOK.; or

                (d) intentional conduct by DEMPSEY which has resulted or may result in financial loss and legal liability to EWOK which is materially injurious to EWOK.

                No act, or failure to act, on the part of DEMPSEY, shall be deemed "intentional" if it was due primarily to an error in judgment or negligence, but shall be deemed "intentional" only if done, or omitted to be done, by DEMPSEY not in good faith and without reasonable belief that his action or omission was in the best interests of EWOK. In the

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                event of a termination "for cause" under the provisions of this
                Section 7.2, DEMPSEY shall not be entitled to the salary continuation provided in Section 7.6 below.

                7.3 Termination Without Cause.

                      DEMPSEY may terminate this Agreement upon the provision of six (6) months written notice to EWOK. Similarly, EWOK may, in its discretion, terminate this Agreement without cause upon the provision of six (6) months written notice to DEMPSEY provided that EWOK thereafter complies with the applicable provisions of
                Section 7.6 below.

                      In the event of written notice of termination by DEMPSEY
                or EWOK under this Section, EWOK may, in its discretion, place DEMPSEY on a leave of absence for all or any portion of that six
                (6) month notice period up to and including the effective date of DEMPSEY's termination from employment.

                7.4   Termination Upon Death or Disability.

                      EWOK may terminate this Agreement without further
                obligation to DEMPSEY hereunder upon the death or permanent disability of DEMPSEY. For purposes of this Agreement, the "permanent disability" of DEMPSEY shall be deemed to occur if the Board of Directors of EWOK determines, based upon competent medical evidence, that DEMPSEY is unable to substantially perform the services required of him, hereunder, with or without a reasonable accommodation, for a continuous period of ninety
                (90) days or more. DEMPSEY shall cooperate with EWOK in providing medical information necessary for EWOK to assess the parties' respective duties and obligations under the provisions of this Section.

                7.5   Termination by DEMPSEY for "Good Reason"

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                      DEMPSEY's employment under this Agreement may be
                terminated for good reason (as set forth below) by written notice from him to the Chairman of the Board of Directors of EWOK at least thirty (30) days prior to a date of termination subsequent to the occurrence of any of the following events:

                (a) a reasonable determination by DEMPSEY in good faith that there has been a significant adverse change in the nature or scope of DEMPSEY's responsibilities, authorities, powers, functions or duties; or

                (b)   a reduction in DEMPSEY's monetary compensation; or

                (c) the relocation of DEMPSEY's offices at which DEMPSEY is principally employed to a location more than 50 miles from the location where DEMPSEY is principally employed; or

                (d) the failure by EWOK to pay to DEMPSEY any portion of his current compensation or the failure by EWOK to continue in effect any material compensation, incentive, bonus or benefit plan in which DEMPSEY participates pursuant to the provisions of this Agreement unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by EWOK to continue DEMPSEY's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of DEMPSEY's participation, relative to the other participants.

                The above provisions notwithstanding, "good reason" shall not be deemed to exist if any or all of the events noted in this
                Section 7.5 have been agreed upon in advance by DEMPSEY and EWOK.


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                7.6   Salary Continuation.

                      Subject to the provisions of this Section 7.6, DEMPSEY
                will be provided with salary continuation upon termination of this Agreement prior to its term as specified below. If a termination during the term of this Agreement occurs pursuant to the provisions of Section 7.3 above due to notice of termination provided by EWOK, or in the event that this Agreement is not renewed and DEMPSEY's employment is terminated at the expiration of its initial term (as provided in Section 6 above), DEMPSEY's salary (as provided in Section 3.1 above) shall be continued for a period of twelve (12) months from the effective date of termination; provided, however, that in no event shall DEMPSEY receive salary continuation if he has provided notice of termination to EWOK pursuant to the provisions of Section 7.3 or if the Agreement has been terminated "for cause" as specified in
                Section 7.2 above. Further, in the event of DEMPSEY's termination of this Agreement for "good reason" (as specified in Section 7.5 above), DEMPSEY's salary (as provided in Section 3.1 above) shall be continued for a period of six (6) months from the effective date of termination.

                      The above notwithstanding, DEMPSEY shall not be entitled
                to the salary continuation provided in this Section 7.6 unless and until he has signed and delivered to EWOK a binding agreement in a form acceptable to EWOK setting forth a release of any and all claims arising from his employment, termination from employment and termination of this Agreement with EWOK. During the period of salary continuation (regardless of duration), DEMPSEY shall not be entitled to continuation of the other benefits or perquisites provided in this Agreement unless otherwise required by law or by the mutual agreement of the parties hereto. Further, in no event shall DEMPSEY be entitled to receive multiple payments of salary continuation under the provisions of this

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                Section 7.6 should his termination from employment with EWOK be claimed or determined to be attributable, in whole or in part, to two or more of the reasons specified in this Section.


                7.7   Property of the Business.

                      Upon DEMPSEY's termination of employment (for any reason), all memoranda, notes, lists, records and other documents or papers (and all copies thereof) including items stored in computer memories, on microfiche or by any other means, made or compiled by or on behalf of DEMPSEY, or made available to DEMPSEY relating to the business of EWOK, are and shall be EWOK's property and shall, if in the possession of DEMPSEY, be promptly delivered to EWOK.


         8.     MODIFICATION; CONTINGENCIES AND ASSIGNMENT.

                8.1   Modification.

                      This Agreement may not be modified except in writing
                signed by both parties.

                8.2   Contingencies and Assignment.

                      The obligations of DEMPSEY and EWOK under this Agreement
                are contingent upon EWOK's consummation of its merger with CORPORATION as set forth below. For purposes of this Agreement, the consummation of that merger and DEMPSEY's "employment date" shall be deemed to have occurred on the date, if any, on which EWOK accepts for payment shares tendered pursuant to EWOK's tender offer for all of the issued and outstanding common stock of CORPORATION. In the event that said contingency is not fully satisfied and the tender offer is not consummated, all obligations pursuant to this Agreement and the provisions of this Agreement shall be null, void and no longer in force or effect.

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                      It is expressly agreed that the duties, rights and
                obligations of EWOK and DEMPSEY under this Agreement shall be transferred to any entity with which EWOK may merge on or following the "employment date" as set forth above. Additionally, EWOK or that entity may further assign such duties, rights and obligations to other entities following said merger provided said assignment is to a subsidiary of PerBio Science AB. EWOK or that entity shall provide DEMPSEY with written notice of said assignments; in that event, the obligations of DEMPSEY and EWOK as set forth in this Agreement shall, thereafter, be applicable to the entity identified in that notice. Except as specifically provided in this Section 8.2, the duties, rights and obligations set forth in this Agreement shall not otherwise be assignable by EWOK or DEMPSEY to any other corporation or other entity without the other party's approval, in writing.


         9.     GOVERNING LAW.

                The performance and interpretation of this Agreement shall be construed in accordance with the laws of the State of Massachusetts.

         10.    WAIVER.


                Waiver of any breach of the terms and conditions of this Agreement shall not be construed to be a waiver of any preceding or succeeding breach of the same or different term or condition of this Agreement, and this Agreement shall continue and remain in full for and effect as if no waiver had occurred.

         11.    NOTICE.

                Notices shall be deemed delivered and received as of the date of the U.S. Postal Service postmark. Any notice required by this Agreement shall be sent by certified mail, return receipt requested, to the following addresses:

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         To: EWOK

             c/o Chairman of the Board
             c/o Endogen, Inc.
             30 Commerce Way
             Woburn, MA  01801

             with a copy to:

             Mr. Robb Anderson
             Pierce Chemical Co.
             3747 Meridian Rd.
             Rockford, IL  61101

         To: OWEN A. DEMPSEY
             21 Harris Street
             Brookline, MA 02446

         12.    SEVERABILITY.

                In the event any of the terms and provisions of this Agreement are determined to be invalid or unlawful, the remaining provisions of this Agreement will continue in full force and effect to the fullest extent permitted by law. The parties expressly agree that a court of competent jurisdiction may modify the provisions of this Agreement so as to make the Agreement enforceable.

         13.    WARRANTY.

                DEMPSEY hereby warrants that neither the entry into this Employment Agreement nor its performance by DEMPSEY will conflict with or result in a breach of the terms, conditions or privileges of any agreement or other obligation of any nature to which DEMPSEY is a party, or

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         by which DEMPSEY is bound, including without limitation, any employment agreements, non-competition agreements or confidentiality agreements previously entered into by DEMPSEY.

         EXECUTED on the 27th day of May, 1999.

EWOK ACQUISITION CORP., a Massachusetts
corporation


By:  /s/ Robb K. Anderson                 /s/  Owen A. Dempsey
------------------------------            -------------------------------------
Its: President                            OWEN A. DEMPSEY


ATTEST:

/s/
------------------------------


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